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                                                                     Exhibit 4.2


                           INVESTORS' RIGHTS AGREEMENT



                                 OCTOBER 5, 1999

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                                                                     Exhibit 4.2


                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----

1.  Registration Rights.......................................................1
        1.1  Definitions......................................................1
        1.2  Request for Registration.........................................2
        1.3  Company Registration.............................................4
        1.4  Form S-3 Registration............................................5
        1.5  Obligations of the Company.......................................6
        1.6  Information from Holder..........................................7
        1.7  Expenses of Registration.........................................7
        1.8  Delay of Registration............................................8
        1.9  Indemnification..................................................8
        1.10  Reports Under Securities Exchange Act of 1934..................10
        1.11  Assignment of Registration Rights..............................10
        1.12  Limitations on Subsequent Registration Rights..................11
        1.13  "Market Stand-Off" Agreement...................................11
        1.14  Termination of Registration Rights.............................12

2.  Covenants of the Company.................................................12
        2.1  Delivery of Financial Statements................................12
        2.2  Inspection......................................................13
        2.3  Termination of Information and Inspection Covenants.............13
        2.4  Right of First Offer on Future Issuances of Shares..............13
        2.5  Right of First Offer on Future Issuance of Subordinated Debt....14
        2.6  Key-Man Insurance...............................................16
        2.7  Travel Expenses.................................................16
        2.8  Negative Covenants..............................................16
        2.9  Affirmative Covenants...........................................18
        2.10  Termination of Certain Covenants...............................19

3.  Miscellaneous............................................................19
        3.1  Successors and Assigns..........................................19
        3.2  Governing Law...................................................19
        3.3  Counterparts....................................................19
        3.4  Titles and Subtitles............................................19
        3.5  Notices.........................................................19
        3.6  Expenses........................................................20
        3.7  Entire Agreement; Amendments and Waivers........................20
        3.8  Severability....................................................20
        3.9  Aggregation of Stock............................................20
        3.10  Specific Enforcement...........................................20

SCHEDULE A    Schedule of Investors

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                           INVESTORS' RIGHTS AGREEMENT


               THIS INVESTORS' RIGHTS AGREEMENT is made as of October 5, 1999, by and among Stanford Microdevices, Inc., a Delaware corporation (the "Company") and the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor."

                                    RECITALS

               WHEREAS, the Company and the Investors are parties to the Series A Preferred Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which each Investor purchased Series A Preferred Stock of the Company ("Series A Preferred Stock") and certain Investors affiliated with Summit Partners purchased a Warrant to Purchase Common Stock ("Warrant") exercisable to purchase Common Stock of the Company ("Common Stock");

               WHEREAS, in order to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein;

               NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

               1. Registration Rights. The Company covenants and agrees as follows:

                      1.1    Definitions.  For purposes of this Section 1:

                             (a) The term "Act" means the Securities Act of
1933, as amended.

                             (b) The term "Form S-3" means such form under the
Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                             (c) The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

                             (d) The term "Initial Offering" means the Company's
first firm commitment underwritten public offering of its Common Stock under the Act.

                             (e) The term "1934 Act" means the Securities
Exchange Act of 1934, as amended.

                             (f) The term "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in

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compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                             (g) The term "Registrable Securities" means (i) the
Common Stock issuable or issued upon conversion of the Series A Preferred Stock issued to the Investors pursuant to the Purchase Agreement and upon exercise of the Warrants issued to the Investors pursuant to the Purchase Agreement, and
(ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in clause (i) of this Section 1.1(g), excluding, in all cases, however, any Registrable Securities sold by a person in a transaction in which a Holder's rights under this Section 1 are not assigned in accordance with Section 1.11. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker dealer or market maker in compliance with Rule 144 under the Act (or any similar rule then in force) or repurchased or redeemed by the Company.

                             (h) The number of shares of "Registrable Securities
Outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

                             (i) The term "SEC" shall mean the Securities and
Exchange Commission.

                      1.2    Request for Registration.

                             (a) Subject to the conditions of this Section 1.2,
if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of at least a majority of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within twenty
(20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this Section 1.2(a). Each request for a Demand Registration shall specify the number of Registrable Securities requested to be registered.

                             (b) If the Initiating Holders intend to distribute
the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's


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Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                             (c) The Company shall not be required to effect a
registration pursuant to this Section 1.2:

                                 (i) in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

                                 (ii) after the Company has effected two (2)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

                                 (iii) during the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) days following the effective date of, a Company-initiated registration subject to Section 1.3 below or a previous demand registration under this Section 1.2 or thirty (30) days following the effective date of a previous demand registration pursuant to
Section 1.4 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                                 (iv) if the Initiating Holders propose to
dispose of Registrable Securities that may be registered on Form S-3 pursuant to
Section 1.4 hereof; or

                                 (v) if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety
(90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period. For purposes of this Section 1.2(v) and
Section 1.4(b)(iii) below, a registration statement may be deemed to be seriously detrimental to the Company and its stockholders if it would have a material adverse effect on any proposal or plan by the Company to engage in any acquisition of


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assets or any merger, consolidation, tender offer, reorganization or similar transaction or a material adverse effect on the Company's business.

                      1.3    Company Registration.

                             (a) If (but without any obligation to do so) the
Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                             (b) Right to Terminate Registration. The Company
shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

                             (c) Underwriting Requirements. In connection with
any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling Holders may be one hundred percent (100%)


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excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

                      1.4 Form S-3 Registration. In case the Company shall receive from the Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

                             (a) promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                             (b) use all reasonable efforts to effect, as soon
as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                                 (i) if Form S-3 is not available for such
offering by the Holders;

                                 (ii) if the Holders, together with the holders
of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,500,000;

                                 (iii) if the Company shall furnish to the
Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

                                 (iv) if the Company has, within the twelve (12)
month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or


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                                 (v) in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                             (c) Subject to the foregoing, the Company shall
file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

                      1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously and as reasonably possible:

                             (a) prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be kept effective at such time as a result of ongoing negotiations between the Company and a third party, then the Company shall not be obligated to keep such Registration Statement effective during the 30-day period from the date of such certificate; provided, further, however, that the Company shall not utilize this right more than once during any twelve month period;

                             (b) prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                             (c) furnish to the Holders such numbers of copies
of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                             (d) use all reasonable efforts to register and
qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions within the United States as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;


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                             (e) in the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

                             (f) notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                             (g) cause all such Registrable Securities
registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

                             (h) provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                      1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and intended to be offered and sold, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                      1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of one special counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration) unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4. To the extent registration expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those registration expenses allocable to the registration of such holder's securities so included and any registration expenses not so allocable shall be borne by all sellers


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of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

                      1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                      1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                             (a) To the extent permitted by law, the Company
will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                             (b) To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, each of its directors, officers, each person, if any,


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

who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.9(b) exceed the gross proceeds from the offering received by such Holder.

                             (c) Promptly after receipt by an indemnified party
under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                             (d) If the indemnification provided for in this
Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information


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

supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                             (e) Notwithstanding the foregoing, to the extent
that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                             (f) The obligations of the Company and Holders
under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                      1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                             (a) make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;

                             (b) file with the SEC in a timely manner all
reports and other documents required of the Company under the Act and the 1934 Act; and

                             (c) furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

                      1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, member, retired partner or stockholder of a Holder,
(ii) is a Holder's family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided:
(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or
assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

                      1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

                      1.13 "Market Stand-Off" Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. As to each Holder, the foregoing provisions of this Section 1.13 shall apply only to the Company's Initial Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) stockholders of the Company enter into or are subject to similar agreements. The underwriters in connection with the Company's Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

               In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                      1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

               2.     Covenants of the Company.

                      2.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

                             (a) as soon as practicable, but in any event within
ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by a Big Five accounting firm as selected by the Board of Directors of the Company;

                             (b) as soon as practicable, but in any event within
forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

                             (c) within thirty (30) days of the end of each
month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

                             (d) as soon as practicable, but in any event at
least thirty (30) days prior to the end of each fiscal year, an annual budget and operating plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                             (e) with respect to the financial statements called
for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                             (f) such other information relating to the
financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection
(f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

                      2.2 Inspection. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

                      2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect upon consummation of the Initial Offering or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

                      2.4 Right of First Offer on Future Issuances of Shares. Subject to the terms and conditions specified in this paragraph 2.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, Investor includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions.

                             (a) The Company shall deliver a notice in
accordance with Section 3.5 (for purposes of this Section 2.4, a "Notice") to each Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

                             (b) By written notification received by the
Company, within twenty (20) calendar days after receipt of the Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock which is then held by such Investor, bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all then outstanding convertible securities). The Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (a "Fully-Exercising Investor") of any other Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

                             (c) If all Shares that Investors are entitled to
obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

                             (d) The right of first offer in this paragraph 2.4
shall not be applicable to (i) shares of Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) of the Article IV of the Company's Restated Certificate of Incorporation as in effect on the date hereof (the "Restated Certificate"); (ii) up to 4,927,734 shares of Common Stock (including any shares of Common Stock issuable upon the exercise of options to purchase Common Stock outstanding on the date hereof but excluding shares repurchased by the Company in connection with the termination of service) plus such additional number of shares approved by the Board and the holders of a majority of the Series A Preferred Stock, issued or issuable to employees, directors and consultants for compensatory purposes pursuant to a stock option plan, restricted stock plan, purchase plan or other employee or consultant incentive plan or arrangement approved by the Board of Directors of the Company; (iii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, at an offering price of at least $7.53 per share (as adjusted for any stock split, stock dividends, combinations recapitalizations, reorganizations and the like) and resulting in proceeds to the Company of at least $30 million in the aggregate (net of underwriting discounts and commissions), (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities,
(v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (vi) the issuance of stock, warrants or other securities or rights to suppliers, lessors or lenders to the Company, or in connection with a corporate collaboration, joint venture, partnership or marketing, distribution, development, licensing or other arrangements to which the Company is a party, in each case to the extent such transaction is not primarily for equity purposes and is approved by the Board of Directors of this corporation (including the Series A Director (as defined in the Restated Certificate)); and (vii) the issuance of stock, warrants, or other securities or rights pursuant to any transaction approved by the holder or holders of a majority of the outstanding Registrable Securities.

                      2.5 Right of First Offer on Future Issuance of Subordinated Debt. Subject to the terms and conditions specified in this Section 2.5, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Subordinated Debt (as hereinafter defined). For purposes of this Section 2.5, Investor includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

               Each time the Company proposes to offer any Subordinated Debt, the Company shall first make an offering of such Subordinated Debt to each Investor in accordance with the following provisions.

                             (a) The Company shall deliver a notice in
accordance with Section 3.5 (for purposes of this Section 2.5, a "Notice") to each Investor stating (i) its bona fide intention to offer such Subordinated Debt, (ii) the principal amount of such Subordinated Debt to be offered, and
(iii) the price and terms upon which it proposes to offer such Subordinated
Debt.

                             (b) By written notification received by the
Company, within twenty (20) calendar days after receipt of the Notice, Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Subordinated Debt that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock of the Company then issued and held, or issuable upon conversion of the Preferred Stock then held, by all Investors. The Company shall promptly, in writing, inform each Investor that elects to purchase all the Subordinated Debt available to it (a "Fully-Exercising Investor") of any other Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Subordinated Debt for which Investors were entitled to subscribe but which were not subscribed for by the Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

                             (c) If all Subordinated Debt that Investors are
entitled to obtain pursuant to subsection 2.5(b) are not elected to be obtained as provided in subsection 2.5(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.5(b) hereof, offer the remaining unsubscribed portion of such Subordinated Debt to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Subordinated Debt within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Subordinated Debt shall not be offered unless first reoffered to the Investors in accordance herewith.

                             (d) The right of first offer in this paragraph 2.5
shall not be applicable to (i) the issuance or sale of any Debt (as defined below) (other than Subordinated Debt) by the Company; or (ii) the issuance or sale of Subordinated Debt after Investors have purchased a total of $5 million principal amount of Subordinated Debt of the Company.

                             (e) The term "Subordinated Debt" means Debt (as
defined below) of the Company that is customarily characterized as subordinated debt by an established credit rating agency, including all Debt that by its terms is subordinated in right of payment to other Debt of the Company. Notwithstanding the foregoing, Subordinated Debt does not include (i) Debt of the Company to a commercial bank, an equipment lease lender or a strategic partner of the Company as part of a transaction not entered into primarily for financing purposes, (ii) Debt that is secured by a first priority lien on all or a significant portion of the Company's assets or (iii) any Shares. The term "Debt" means, with respect to a person, indebtedness of such person for money borrowed or evidenced by bonds, notes, debentures or similar instruments or leases for equipment or that are required to be capitalized pursuant to generally accepted accounting principles. Any warrants or other rights to acquire Shares issued by the Company in connection with the issuance of Debt shall not be considered in determining whether the Debt is Subordinated Debt.

                      2.6 Key-Man Insurance. The Company shall use its best efforts to maintain from financially sound and reputable insurers term life insurance on the life of John Ocampo, Robert Van Buskirk and Gerald Quinnell each in the amount of $1,000,000. Such policies shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors.

                      2.7 Travel Expenses. The Company shall reimburse each member of the Company's Board of Directors for all reasonable out-of-pocket expenses, including airfare at full economy rates, for attending meetings of such Board of Directors (or committees thereof) or stockholders of the Company. Such reimbursement shall be paid within thirty (30) days of submission of a written request for reimbursement providing reasonable detail as to the expenses for which reimbursement is sought.

                      2.8 Negative Covenants. So long as at least twenty-five percent (25%) of the shares of Series A Preferred Stock issued pursuant to the Purchase Agreement remain outstanding, the Company shall not do any of the following without the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

                             (a) except as otherwise agreed to by the
compensation committee of the Board of Directors or as set forth on the Disclosure Schedule to the Purchase Agreement, increase the compensation payable to the Company's Chief Executive Officer, President, Chief Technical Officer or Chief Financial Officer, any other executive officer of the Company or to a director of the Company;

                             (b) except as otherwise agreed to by the Series A
Director, issue any equity securities or securities convertible into or exercisable for equity securities of the Company to any officers, directors or employees of or consultants to the Company, other than up to 4,927,734 shares of Common Stock or options or rights to acquire Common Stock (including any shares of Common Stock subject to options outstanding on the date hereof) issued for compensatory purposes directly or pursuant to a stock option plan, restricted stock plan, purchase plan or other employee or consultant incentive plan or arrangement approved by the Board of Directors of the Company;

                             (c) materially change the type of products sold or
services provided by the Company;

                             (d) become subject to any agreement or instrument
which by its terms would (under any circumstances) restrict the Company's right to perform the provisions of this Agreement, the Warrants, the Ancillary Agreements, the Restated Certificate or the Bylaws (including, without limitation, provisions relating to the making of redemptions of the Series A Preferred Stock), provided that any liabilities incurred in the ordinary course of business shall not be deemed to restrict the Company's ability to redeem the Series A Preferred Stock pursuant to the Restated Certificate;

                             (e) materially change the terms of the Stock Plan
or adopt any new stock option plan or employee stock ownership plan;

                             (f) enter into, amend, modify or supplement, any
agreement, transaction, commitment or arrangement with any of its officers, directors, holders of 1% or more of its voting capital stock, or their respective affiliates, except for employment and compensation arrangements and benefit programs;

                             (g) except as expressly provided for in any budget
or operating plan approved by the Series A Director, create, incur, assume or suffer to exist, additional indebtedness exceeding an aggregate principal amount of $500,000 (excluding indebtedness outstanding on the date hereof) outstanding at any time on a consolidated basis;

                             (h) except as expressly provided for in any budget
or operating plan approved by the Series A Director, create, incur, assume or suffer to exist, any Liens other than Permitted Liens or Liens in existence on the date hereof;

                             (i) except as expressly provided for in any budget
or operating plan approved by the Series A Director, make any capital expenditures or investments (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) exceeding $250,000 individually or $500,000 in the aggregate on a consolidated basis during any twelve-month period;

                             (j) except as expressly provided for in any budget
or operating plan approved by the Series A Director, enter into any real property leases or rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied) under which the lease payments exceed $250,000 individually or $500,000 in the aggregate on a consolidated basis during any twelve-month period; or

                             (k) except as expressly provided for in any budget
or operating plan approved by the Series A Director, make any investment or acquire any interest in any company or business (other than contractual arrangements in the ordinary course of business) exceeding $500,000 individually or in the aggregate on a consolidated basis within any twelve-month period.

               The "Series A Director" means the director elected by holders of Series A Preferred Stock pursuant to Section 5(b)(i) of Article IV.A of the Company's Restated Certificate of Incorporation in effect on the date hereof, as such may be amended from time to time.

                      2.9 Affirmative Covenants. So long as at least twenty five percent (25%) of the Series A Preferred Stock issued pursuant to the Purchase Agreement remains outstanding, the Company shall:

                             (a) at all times cause to be done all things
necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits from governmental entities necessary to the conduct of its business;

                             (b) pay and discharge when payable all material
taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien (except a Permitted Lien) upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its consolidated financial statements with respect thereto;

                             (c) comply with all other material obligations
which it incurs pursuant to any contract or agreement, whether oral or written, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                             (d) comply with all applicable laws, rules and
regulations of all governmental authorities, the violation of which could reasonably be expected to have a Material Adverse Effect upon the financial condition, operating results, assets, operations or business prospects of the Company;

                             (e) use commercially reasonable efforts to obtain,
possess and maintain all material Intellectual Property Rights necessary to the conduct of its business and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights;

                             (f) maintain proper books of record and account
which present fairly in all material respects its financial condition and results of operations and make provisions on its consolidated financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied;

                             (g) enter into and maintain invention assignment
and nondisclosure agreements with each of its employees and consultants;

                             (h) require all option agreements issued under the
Company's 1998 Stock Plan after the date hereof to provide for a right of first refusal on transfers for the benefit of the Company and the vesting of such shares over a four (4) year period; provided, however, that no such shares shall vest until one (1) year from date of grant or issuance, as the case may be, at which time twenty-five percent (25%) of such shares shall vest, unless otherwise approved by the compensation committee of the Board of Directors;

                             (i) prior to the first public offering of the
Company's securities under the Act, purchase directors' and officers' insurance in a reasonable amount.

                      2.10 Termination of Certain Covenants. The covenants set forth in Sections 2.4, 2.5, 2.6, 2.7, 2.8 and 2.9 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act, at an offering price of at least $7.53 per share (as adjusted for any stock split, dividend, combination, recapitalization, reorganization and the like) and resulting in gross proceeds (net of underwriting discounts and commission) to the Company of at least $30 million.

               3.     Miscellaneous.

                      3.1 Successors and Assigns. Except as otherwise provided herein (including Section 1.11 hereof), the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                      3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the state of California.

                      3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                      3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page or Schedule A hereof, or at such other address as such party may designate by ten
(10) days' advance written notice to the other parties.

                      3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                      3.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

                      3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                      3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                      3.10 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of Sections 2.9 and 2.10 of this Agreement by the Company, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Company hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    COMPANY:

                                    STANFORD MICRODEVICES, INC.




                                    By: /s/ Robert Van Buskirk
                                       ---------------------------------------
                                        Robert Van Buskirk
                                        President and Chief Executive Officer


                        Address:    522 Almanor Avenue
                                    Sunnyvale, California  94086



                        SIGNATURE PAGE TO STANFORD MICRODEVICES, INC.
                           INVESTORS' RIGHTS AGREEMENT

                                   INVESTORS:

                                   SUMMIT VENTURES V, L.P.

                                   By:   Summit Partners V, L.P.,
                                         Its General Partner

                                   By:    Summit Partners, LLC,
                                          Its General Partner


                                   By: /s/ PETER CHUNG
                                      ---------------------------------
                                          Member


                                   SUMMIT V COMPANION FUND, L.P.

                                   By:    Summit Partners V, L.P.
                                          Its General Partner

                                   By:    Summit Partners, LLC
                                          Its General Partner


                                   By: /s/ PETER CHUNG
                                      ---------------------------------
                                          Member


                                   SUMMIT V ADVISORS FUND, L.P.

                                   By:    Summit Partners, LLC
                                          Its General Partner


                                   By: /s/ PETER CHUNG
                                      ---------------------------------
                                          Member

                                   SUMMIT V ADVISORS FUND (QP), L.P.

                                   By:    Summit Partners, LLC
                                          Its General Partner


                                   By: /s/ PETER CHUNG
                                      ---------------------------------
                                          Member



                                   SUMMIT INVESTORS III, L.P.

                                   By: /s/ PETER CHUNG
                                      ---------------------------------
                                           General Partner

                                   INVESTORS:


                                   Needham Capital SBIC II, L.P.


                                   By: /s/ JOHN MICHAELSON
                                      ---------------------------------
                                      John C. Michaelson
                                      General Partner

                                   Needham Capital Partners II (Bermuda), L.P.


                                   By: /s/ JOHN MICHAELSON
                                      ---------------------------------
                                      John C. Michaelson
                                      General Partner

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS



SUMMIT VENTURES V, L.P.

SUMMIT V COMPANION FUND, L.P.

SUMMIT V ADVISORS FUND, L.P.

SUMMIT V ADVISORS FUND (QP), L.P.

SUMMIT INVESTORS III, L.P.

NEEDHAM CAPITAL SBIC II, L.P.

NEEDHAM CAPITAL PARTNERS II (BERMUDA), L.P.



                                       S-1